3. FINANCING OF THE OFFER AND THE MERGER. The discussion set forth in
Section 9 of the Offer to Purchase, Section 3 of the First Supplement and
Section 3 of the Second Supplement is hereby amended and supplemented as follows:

     The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $6.7 billion.

     Purchaser has obtained $600 million of such funds from the issuance and sale of 24 million shares of Purchaser's Series A Cumulative Convertible Preferred Stock to Blockbuster. Purchaser has obtained $1.2 billion of such funds from the issuance and sale of 24 million shares of Purchaser's Series B Cumulative Convertible Preferred Stock to NYNEX Corporation ("NYNEX"). Purchaser will obtain the remaining $4.9 billion of such funds from the Bank Facility, from the sale of Viacom Class B Common Stock to Blockbuster pursuant to the Blockbuster Subscription Agreement or from other sources.